BioRestorative Therapies Announces Exercise of Warrants and Issuance of New Warrants in a Private Placement for $8.1 Million Gross Proceeds Priced At-the-Market

MELVILEE, N.Y., Feb. 06, 2024 (GLOBE NEWSWIRE) – BioRestorative Therapies, Inc. ("BioRestorative" or the “Company”) (NASDAQ: BRTX), a  clinical stage company focused on stem cell-based therapies, today announced it has entered into agreements with certain holders of its existing warrants exercisable for 3,351,580 shares of its common stock, in the aggregate, to exercise their warrants at a reduced exercise price of $2.33 per share, in exchange for new warrants as described below.  The aggregate gross proceeds from the exercise of the existing warrants and the payment of the new warrants, as described below, is expected to total approximately $8.1 million, before deducting financial advisory fees. The reduction of the exercise price of the existing warrants and the issuance of the new warrants was structured as an at-market transaction under Nasdaq rules.
Roth Capital Partners is acting as the Company’s financial advisor for this transaction.
The shares of common stock issuable upon exercise of the warrants are registered for issuance pursuant to a registration statement on Form S-1, as amended (File No. 333-258611), which was declared effective by the Securities and Exchange Commission (“SEC”) on November 4, 2021 or for resale pursuant to a registration statement on Form S-3 (File No. 333-265052), which was declared effective by the SEC on June 16, 2022.
In consideration for the immediate exercise of the warrants for cash and the payment of $0.125 per share underlying the new warrants, the exercising holders will receive new warrants to purchase shares of common stock in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the "1933 Act").  The new warrants will be exercisable into an aggregate of up to 2,513,685 shares of common stock, at an exercise price of $2.43 per share and have a term of exercise equal to five years.  The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended, or applicable under state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. As part of the transaction, the Company has agreed to file a resale registration statement on Form S-3 with the Securities and Exchange Commission within 10 days of the closing to register the resale of the shares of common stock underlying the new warrants issued in the private placement.
This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About BioRestorative Therapies, Inc.

BioRestorative Therapies, Inc. (www.biorestorative.com) develops therapeutic products using cell and tissue protocols, primarily involving adult stem cells. Our two core programs, as described below, relate to the treatment of disc/spine disease and metabolic disorders:
• Disc/Spine Program (brtxDISC™): Our lead cell therapy candidate, BRTX-100, is a product formulated from autologous (or a person’s own) cultured mesenchymal stem cells collected from the patient’s bone marrow. We intend that the product will be used for the non-surgical treatment of painful lumbosacral disc disorders or as a complementary therapeutic to a surgical procedure. The BRTX-100 production process utilizes proprietary technology and involves collecting a patient’s bone marrow, isolating and culturing stem cells from the bone marrow and cryopreserving the cells. In an outpatient procedure, BRTX-100 is to be injected by a physician into the patient’s damaged disc. The treatment is intended for patients whose pain has not been alleviated by non-invasive procedures and who potentially face the prospect of surgery. We have commenced a Phase 2 clinical trial using BRTX-100 to treat chronic lower back pain arising from degenerative disc disease.
• Metabolic Program (ThermoStem®): We are developing a cell-based therapy candidate to target obesity and metabolic disorders using brown adipose (fat) derived stem cells to generate brown adipose tissue (“BAT”). BAT is intended to mimic naturally occurring brown adipose depots that regulate metabolic homeostasis in humans. Initial preclinical research indicates that increased amounts of brown fat in animals may be responsible for additional caloric burning as well as reduced glucose and lipid levels. Researchers have found that people with higher levels of brown fat may have a reduced risk for obesity and diabetes.
Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including, without limitation, those set forth in the Company's latest Form 10-K filed with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and the Company undertakes no obligation to update such statements.
CONTACT:
Email: ir@biorestorative.com